EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Christopher Chai	John Bluth
Vice President, Treasury and Investor Relations	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.

(650) 384-8560	(650) 384-8850

CV THERAPEUTICS SUBMITS AMENDMENT TO RANEXA™ (ranolazine) NEW DRUG APPLICATION SEEKING FDA APPROVAL FOR TREATMENT OF CHRONIC ANGINA

PALO ALTO, Calif., July 27, 2005 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it has submitted an amendment to the new drug application (NDA) for Ranexa™ (ranolazine) to the U.S. Food and Drug Administration (FDA) seeking approval for the treatment of chronic angina in a restricted patient population.

This amendment is intended to provide a complete response to the approvable letter received in October 2003, based on results from the recently completed Evaluation of Ranolazine In Chronic Angina (ERICA) study, which was conducted under the FDA’s special protocol assessment (SPA) process and met its primary endpoint.

The NDA, if approved, could enable the potential launch of Ranexa in a restricted patient population in the first half of 2006. The complete NDA, as amended, now includes data from three Phase 3 studies: ERICA, CARISA and MARISA.

“After receiving positive ERICA data in April, our team has worked extremely hard to integrate the new data into an NDA amendment. We look forward to working with the FDA on the potential approval of Ranexa,” said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics.

If approved, Ranexa would represent the first new class of anti-anginal therapy in the United States in more than 25 years. Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease and marked by repeated and sometimes unpredictable attacks of chest pain. It affects approximately 6.4 million people in the United States.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has multiple clinical development drug candidates and is co-promoting ACEON® (perindopril erbumine) Tablets in the United States with Solvay Pharmaceuticals, Inc.

CV Therapeutics has received an approvable letter from the U.S. Food and Drug Administration relating to its new drug application for RanexaTM (ranolazine) for the potential treatment of chronic angina, has submitted an amendment to this new drug application to the FDA, and has submitted an application for the approval of ranolazine for the potential treatment of chronic angina to the European Medicines Agency. Regadenoson is a selective A2A-adenosine receptor agonist for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Tecadenoson is a selective A1-adenosine receptor agonist for the potential reduction of rapid heart rate during atrial arrhythmias. Adentri™ is a selective A1-adenosine receptor antagonist for the potential treatment of heart failure and has been licensed to Biogen Inc. (now Biogen Idec Inc.). CVT-6883 is a selective A2B-adenosine receptor antagonist for the potential treatment of asthma.

Ranexa, regadenoson, tecadenoson, Adentri and CVT-6883 have not been approved for marketing by the FDA or any foreign regulatory authorities. These products are subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, clinical studies, regulatory review, and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of products; and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its most recent Annual Report on Form 10-K and amended Form 10-K/A, and its most recent Quarterly Report on Form 10-Q. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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